                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                       AMERICAN INTERNATIONAL GROUP, INC.

                      70 Pine Street, New York, N.Y. 10270

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1998


                                                                   April 6, 1998


To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

     The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. ("AIG") will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 20, 1998, at 11:00 o'clock A.M., for the following purposes:

     1. To elect 17 directors of AIG to hold office until the next annual election and until their successors are elected and qualified;

     2. To act upon a proposal to amend the Restated Certificate of Incorporation, as amended, to increase the authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000 shares;

     3. To act upon a proposal to select Coopers & Lybrand L.L.P. as independent accountants for 1998;

     4. To act upon a shareholder proposal requesting AIG to change the composition of the Nominating Committee;

     5. To act upon a shareholder proposal requesting AIG to provide a report on certain Board matters; and

     6. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 24, 1998 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

                                                By Order of the Board of
                                                Directors

                                                  KATHLEEN E. SHANNON
                                                                       Secretary

--------------------------------------------------------------------------------

    If you cannot be present at the meeting, please sign the enclosed Proxy and return it at once in the accompanying postage prepaid envelope.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                                PROXY STATEMENT

                                                                   April 6, 1998



     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation ("AIG"), to be held on May 20, 1998, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the proposal to amend the Restated Certificate of Incorporation, for the selection of Coopers & Lybrand L.L.P. as independent accountants for 1998, against the shareholder proposal requesting AIG to change the composition of the Nominating Committee, and against the shareholder proposal requesting AIG to provide a report on certain Board matters. These proxy materials are being mailed to shareholders of AIG commencing on or about April 6, 1998.



     Only shareholders of record at the close of business on March 24, 1998 will be entitled to vote at the meeting. On that date, 699,605,081 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share ("AIG Common Stock"), were outstanding, each such share of stock having one vote.


     Proxies marked as abstaining, and any proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the amendment of the Restated Certificate of Incorporation, an abstention or a broker non-vote will effectively be treated as a vote against the proposal. With respect to the selection of Coopers & Lybrand L.L.P. as independent accountants and the two shareholder proposals, a broker non-vote will have no impact on the vote and an abstention will be effectively treated as a vote against the proposal.

                           I.  ELECTION OF DIRECTORS

     Seventeen directors are to be elected at the meeting to hold office until the next annual election and until their successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as your Board of Directors shall recommend. Directors will be elected by a plurality of the votes cast. The nominees and certain information supplied by them to AIG are as follows:

[PHOTO]                         M. BERNARD AIDINOFF              SENIOR COUNSEL, SULLIVAN & CROMWELL
                                                                 (Attorneys)
                                Director since 1984              Age 69


--------------------------------------------------------------------------------




[PHOTO]                         LLOYD M. BENTSEN                 PARTNER, VERNER, LIIPFERT, BERNHARD,
                                                                 MCPHERSON & HAND (Attorneys);
                                Director since 1995              FORMER UNITED STATES SECRETARY OF THE
                                                                 TREASURY AND FORMER MEMBER,
                                                                 UNITED STATES SENATE
                                                                 Age 77



[PHOTO]                         PEI-YUAN CHIA                    RETIRED VICE CHAIRMAN, CITICORP
                                                                 AND CITIBANK, N.A.
                                Director since 1996
                                                                 Age 59
                                                                 Director, Baxter International, Inc.
                                                                           Case Corporation


[PHOTO]                         MARSHALL A. COHEN                COUNSEL, CASSELS BROCK & BLACKWELL (Barristers and
                                                                 Solicitors); FORMER PRESIDENT AND CHIEF EXECUTIVE
                                Director since 1992              OFFICER, THE MOLSON COMPANIES LIMITED
                                                                 (Brewing, Chemical Specialties, Retail Merchandising and
                                                                 Sports and Entertainment)
                                                                 Age 62
                                                                 Director, Barrick Gold Corporation
                                                                           Clark USA, Inc.
                                                                           Lafarge Corporation



[PHOTO]                         BARBER B. CONABLE, JR.           RETIRED; FORMER PRESIDENT, WORLD BANK, AND
                                                                 FORMER MEMBER, UNITED STATES HOUSE OF REPRESENTATIVES
                                Director since 1991
                                                                 Age 75


[PHOTO]                         MARTIN S. FELDSTEIN              PROFESSOR OF ECONOMICS, HARVARD UNIVERSITY;
                                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER, NATIONAL BUREAU
                                Director since 1987              OF ECONOMIC RESEARCH
                                                                 (Nonprofit Economic Research Center)
                                                                 Age 58
                                                                 Director, J. P. Morgan & Co. Incorporated
                                                                           TRW, Inc.



--------------------------------------------------------------------------------




[PHOTO]                         LESLIE L. GONDA                  CHAIRMAN, INTERNATIONAL LEASE FINANCE
                                                                 CORPORATION ("ILFC")
                                Director since 1990              (a wholly-owned subsidiary of AIG)
                                                                 Age 78
                                                                 Also serves as a director of ILFC



[PHOTO]                         EVAN G. GREENBERG                PRESIDENT AND CHIEF OPERATING OFFICER, AIG
                                Director since 1996              Age 43
                                                                 Also serves as a director of C.V. Starr & Co., Inc.
                                                                 ("Starr") and Starr International Company, Inc.
                                                                 ("SICO"), private holding companies (see "Ownership of
                                                                 Certain Securities")


[PHOTO]                         MAURICE R. GREENBERG             CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                                Director since 1967              Age 72
                                                                 Director, Transatlantic Holdings, Inc.
                                                                 ("Transatlantic"), which is owned
                                                                 49 percent by AIG
                                                                 Also serves as Chairman of Transatlantic, a director,
                                                                 President and Chief Executive Officer of Starr, and a
                                                                 director of SICO and ILFC


[PHOTO]                         CARLA A. HILLS                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                                                                 HILLS & COMPANY; FORMER UNITED STATES
                                Director since 1993              TRADE REPRESENTATIVE
                                                                 (Hills & Company provides international
                                                                 investment, trade and risk advisory services)
                                                                 Age 64
                                                                 Director, Chevron Corporation
                                                                           Lucent Technologies Inc.
                                                                           Time Warner Inc.


[PHOTO]                         FRANK J. HOENEMEYER              FINANCIAL CONSULTANT;
                                                                 RETIRED VICE CHAIRMAN,
                                Director since 1985              PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                                                 Age 78
                                                                 Director, Carey Fiduciary Advisors, Inc.
                                                                           Cincinnati, Inc.
                                                                           Wellsford Real Properties, Inc.



--------------------------------------------------------------------------------


[PHOTO]                         EDWARD E. MATTHEWS               VICE CHAIRMAN -- INVESTMENTS AND FINANCIAL SERVICES, AIG
                                Director since 1973              Age 66
                                                                 Director, Transatlantic
                                                                 Also serves as a director of Starr, SICO and ILFC

[PHOTO]                         DEAN P. PHYPERS                  RETIRED SENIOR VICE PRESIDENT,
                                                                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                                Director since 1979
                                                                 Age 69
                                                                 Director, Bethlehem Steel Corporation
                                                                           Cambrex Corporation
                                                                           Church & Dwight Co. Inc.

[PHOTO]                         HOWARD I. SMITH                  EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                                 OFFICER AND COMPTROLLER, AIG
                                Director since 1997
                                                                 Age 53
                                                                 Director, The Kroll-O'Gara Company
                                                                           Transatlantic
                                                                           Twentieth Century Industries
                                                                 Also serves as a director of Starr, SICO and ILFC

[PHOTO]                         THOMAS R. TIZZIO                 SENIOR VICE CHAIRMAN -- GENERAL
                                                                 INSURANCE, AIG
                                Director since 1986
                                                                 Age 60
                                                                 Director, Transatlantic
                                                                 Also serves as a director of Starr and SICO

[PHOTO]                         EDMUND S.W. TSE                  VICE CHAIRMAN -- LIFE INSURANCE, AIG
                                Director since 1996              Age 60
                                                                 Also serves as a director of Starr and SICO

[PHOTO]                         FRANK G. WISNER                  VICE CHAIRMAN -- EXTERNAL AFFAIRS, AIG
                                Elected September 17, 1997       Age 59
                                                                 Director, Enron Oil & Gas Company

--------------------------------------------------------------------------------

     The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG except for Mr. Wisner has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Wisner served as a career foreign service officer with the United States Department of State from 1961 through July 1997, with his last position being Ambassador to India. Mr. Bentsen served as United States Secretary of the Treasury from January 20, 1993 until December 22, 1994, and as United States Senator from Texas from 1971 until 1993. Mr. Chia retired from Citicorp on September 1, 1996. Mr. Cohen became counsel to Cassels Brock & Blackwell on September 12, 1996, having previously served as President and Chief Executive Officer of The Molson Companies Limited. Mrs. Hills served as United States Trade Representative from 1989 until 1993. E.G. Greenberg is the son of M.R. Greenberg.

     There were four regularly scheduled meetings and one special meeting of the Board during 1997. All of the directors attended at least 75% of the aggregate of all meetings of the directors and of the committees of the Board on which they served.

     The Audit Committee, which held four meetings during 1997, gives general advice to the Board and the officers in matters relating to the audits of the records of account of AIG and its subsidiaries. The Committee reviews the performance and scope of audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board the nomination of the independent public accountants as auditors for the ensuing fiscal year. In addition, the Committee reviews reports issued by the internal auditing department and the independent accountants. Messrs. Aidinoff, Conable, Hoenemeyer and Phypers and Mrs. Hills are the current members of the Audit Committee.

     The Stock Option and Compensation Committee, which held eight meetings during 1997, administers the various AIG stock option plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Current members of the Committee are Messrs. Cohen, Conable and Hoenemeyer.

     The principal function of the Executive Committee, which held six meetings in 1997, is to act for the Board between Board meetings. Although the Executive Committee formally serves as a nominating committee, in practice the Board serves as a committee of the whole in determining nominees for membership. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. All proposed nominees for membership on the Board of Directors submitted in writing by shareholders to the Secretary of AIG will be brought to the attention of the Executive Committee. Messrs. Aidinoff, E.G. Greenberg, M.R. Greenberg, Hoenemeyer, Matthews, and Tizzio are the current members of the Executive Committee.

     The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held twelve meetings during 1997. Messrs. Aidinoff, Bentsen, Chia, Conable, Feldstein, M.R. Greenberg, Hoenemeyer, Matthews, Phypers and Smith currently serve as members of the Finance Committee.

OWNERSHIP OF CERTAIN SECURITIES


     The following table summarizes the ownership of equity securities of AIG and affiliated companies which may be considered by the Securities and Exchange Commission to be its parents, by the directors, all of which are nominees and which include all of the executive officers named in the Summary Compensation Table (as set forth under the caption "Compensation of Directors and Executive Officers") and by the directors and executive officers as a group.


                                                         EQUITY SECURITIES OF AIG AND ITS PARENTS
                                                       OWNED BENEFICIALLY AS OF JANUARY 31, 1998(1)
                               --------------------------------------------------------------------------------------------
                                                                             STARR                         SICO
                                             AIG                         COMMON STOCK                  VOTING STOCK
                                        COMMON STOCK              ---------------------------   ---------------------------
                               -------------------------------      AMOUNT AND                    AMOUNT AND
                               AMOUNT AND NATURE OF    PERCENT       NATURE OF       PERCENT       NATURE OF       PERCENT
                                    BENEFICIAL           OF         BENEFICIAL         OF         BENEFICIAL         OF
DIRECTOR OR EXECUTIVE OFFICER  OWNERSHIP(2)(3)(4)(5)    CLASS      OWNERSHIP(6)       CLASS        OWNERSHIP        CLASS
-----------------------------  ---------------------   -------    ---------------   ---------   ---------------   ---------
M. Bernard Aidinoff..........           31,234            (7)                 0           --           0                 --
Lloyd M. Bentsen.............           28,441            (7)                 0           --           0                 --
Pei-yuan Chia................           12,312            (7)                 0           --           0                 --
Marshall A. Cohen............           22,463            (7)                 0           --           0                 --
Barber B. Conable, Jr. ......           27,188            (7)                 0           --           0                 --
Martin S. Feldstein..........           37,940            (7)                 0           --           0                 --
Leslie L. Gonda..............        7,393,854          1.06                  0           --           0                 --
E.G. Greenberg...............           91,227           .01              1,750         8.70          10               8.33
M. R. Greenberg..............       16,205,932          2.32              5,000        24.84          10               8.33
Carla A. Hills...............           24,054            (7)                 0           --           0                 --
Frank J. Hoenemeyer..........           38,229            (7)                 0           --           0                 --
Edward E. Matthews...........          609,642           .09              2,250        11.18          10               8.33
Dean P. Phypers..............           33,084            (7)                 0           --           0                 --
Howard I. Smith..............           99,671           .01              1,375         6.83          10               8.33
Thomas R. Tizzio.............          339,984           .05              1,750         8.70          10               8.33
Edmund S.W. Tse..............          181,089           .03              1,500         7.45          10               8.33
Frank G. Wisner..............                0            --                  0           --           0                 --
All Directors and Executive
  Officers of AIG as a Group
  (30 individuals)...........       41,406,053          5.91             16,000        79.50          90              75.00

------------


(1) Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows:
     Feldstein -- 8,437 shares with his wife, E.G. Greenberg -- 22,470 shares with co-trustees, M.R. Greenberg -- 15,261,417 shares with his wife and 40,699 shares with co-trustees, Tizzio -- 135,046 shares with his wife, and all directors and executive officers of AIG as a group -- 16,045,647 shares.


(2) Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
     Aidinoff -- 18,750 shares, Bentsen -- 24,375 shares, Chia -- 7,500 shares, Cohen -- 18,750 shares, Conable -- 18,750 shares, Feldstein -- 18,750 shares, E.G. Greenberg -- 26,812 shares, M.R. Greenberg -- 542,813 shares, Hills -- 18,750 shares, Hoenemeyer -- 18,750 shares, Matthews -- 200,718 shares, Phypers -- 18,750 shares, Smith -- 78,515 shares, Tizzio -- 204,938 shares, Tse -- 83,578 shares, and all directors and executive officers of AIG as a group -- 1,536,548 shares.

(3) Amount of shares shown for Mr. M.R. Greenberg does not include 7,213,222 shares held as trustee for the Starr Trust, as to which he disclaims beneficial ownership. Inclusion of these shares would increase the total ownership shown for Mr. M.R. Greenberg by 1.03 percent.


(4) Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership:
     Aidinoff -- 813 shares, Matthews -- 7,500 shares, Tizzio -- 19,953 shares, and all directors and executive officers of AIG as a group -- 28,707 shares.


(5) Amount of shares shown for Mr. M.R. Greenberg also excludes 2,393,340 shares owned directly by Starr (representing 24.84 percent of the shares owned directly by Starr) as to which Mr. M.R. Greenberg disclaims beneficial ownership.


(6) As of January 31, 1998, Starr also had outstanding 5,250 shares of Common Stock Class B, a non-voting stock. None of the nominees holds such shares. Shares of Starr's Series A through Series P Preferred Stock and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 1998: Preferred Stock,

(Footnotes continued from preceding page)

     Series A--M.R. Greenberg (5,000) and Matthews (1,500); Preferred Stock, Series B--M.R. Greenberg (5,000) and Matthews (1,750); Preferred Stock, Series C--M.R. Greenberg (5,000), Matthews (1,750) and Tizzio (125); Preferred Stock, Series D--M.R. Greenberg (5,000), Matthews (1,750) and Tizzio (375); Preferred Stock, Series E--M.R. Greenberg (5,000), Matthews (2,000), Smith (125), Tizzio (625) and Tse (125); Preferred Stock, Series F--M.R. Greenberg (5,000), Matthews (2,000), Smith (250), Tizzio (1,000)
     and Tse (125); Preferred Stock, Series G--M.R. Greenberg (5,000), Matthews (2,250), Smith (375), Tizzio (1,000) and Tse (250); Preferred Stock, Series H--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Smith
     (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series I--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series J--E.G. Greenberg
     (250), M.R. Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,000) and Tse (500); Preferred Stock, Series K--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250) and Tse (750); Preferred Stock, Series L--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250) and Tse (750);
     Preferred Stock, Series M--E.G. Greenberg (500), M.R. Greenberg (5,000), Matthews (2,250), Smith (750), Tizzio (1,500) and Tse (1,000); Preferred Stock, Series N -- E.G. Greenberg (750), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock,
     Series O -- E.G. Greenberg (750), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series P--E.G. Greenberg (1,000), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125) and 5% Subordinated Preferred Stock--M.R. Greenberg (100). The total outstanding shares were: Preferred Stock, Series A (15,240), Preferred Stock, Series B (15,055), Preferred Stock, Series C (15,555), Preferred Stock, Series D (16,430), Preferred Stock, Series E (17,930), Preferred Stock, Series F (19,555), Preferred Stock, Series G (19,500), Preferred Stock, Series H (19,000), Preferred Stock, Series I (19,375), Preferred Stock, Series J (20,375), Preferred Stock, Series K (21,250), Preferred Stock, Series L (21,250), Preferred Stock, Series M (20,625), Preferred Stock, Series N (21,250), Preferred Stock, Series O (21,250), Preferred Stock, Series P (22,250) and 5% Subordinated Preferred Stock (340).


(7) Less than .01%.

     The only person who, to the knowledge of AIG, owns in excess of five percent of the AIG Common Stock is SICO, P.O. Box 152, Hamilton, Bermuda. At January 31, 1998, SICO held 113,363,264 shares, or 16.21 percent of the outstanding AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 24,582,700 shares and 16,848,247 shares (including 7,213,222 shares held by the C. V. Starr & Co. Inc. Trust), or 3.51 percent and 2.41 percent, respectively, of the outstanding AIG Common Stock on that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10 percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors and executive officers during 1997 were one late report filed by each of Messrs. Dooley, English, Freudmann, Petralito, Sandler and Sullivan and Ms. Shannon, executive officers of AIG, which reflected early payouts pursuant to the SICO Plan (as hereinafter defined) of 2,531 shares, 3,332 shares, 3,183 shares, 1,276 shares, 3,638 shares, 2,014 shares and 2,166 shares, respectively.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $15,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $3,500 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG or its subsidiaries each purchase 675 shares of AIG Common Stock per year, for which they are reimbursed by AIG. Certain directors who are not employees of AIG also serve as directors of various subsidiaries of AIG and receive fees for their service in that capacity.

     Mr. Aidinoff is Senior Counsel to the law firm of Sullivan & Cromwell, and Mr. Bentsen is a partner in the law firm of Verner, Liipfert, Bernhard, McPherson & Hand, each of which in 1997 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered. In connection with services provided to the AIG-GE Capital Latin American Infrastructure Fund, L.P., Mr. Bentsen may receive future consideration from AIG or its subsidiaries. Mr. Chia has received $600,000 in payments from AIG during 1997 for services provided pursuant to a consulting arrangement. Mrs. Hills has entered into a consulting arrangement with AIG through Hills & Company, whereby she provides services to AIG.

     The following Summary Compensation Table sets forth the compensation accrued for services in all capacities to AIG and its subsidiaries by M.R. Greenberg, the Chairman and Chief Executive Officer of AIG, and the other four most highly compensated executive officers of AIG at December 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG TERM
                                                                                   COMPENSATION
                                               ANNUAL COMPENSATION      ----------------------------------
              NAME AND                       -----------------------         AWARDS             SICO            ALL OTHER
         PRINCIPAL POSITION           YEAR     SALARY       BONUS       STOCK OPTIONS(#)   LTIP PAYOUTS(1)   COMPENSATION(2)
         ------------------           ----     ------       -----       ----------------   ---------------   ---------------
M.R. Greenberg......................  1997   $1,000,000   $3,650,000(3)      75,000             --             $    6,923
Chairman and Chief                    1996    1,000,000    3,150,000(4)      75,000(5)       $10,825,000            9,500
  Executive Officer                   1995    1,000,000    3,150,000(4)      75,000(5)          --                  6,923
T.R. Tizzio.........................  1997      556,623      530,000         20,000             --                  7,680
President through May 21,             1996      506,624      470,000         30,000(5)         3,788,750            9,500
  1997; Senior Vice                   1995      456,624      410,000         22,500(5)          --                  7,835
  Chairman -- General
  Insurance thereafter
E.E. Matthews.......................  1997      566,923      410,000         20,000             --                  7,957
Vice Chairman -- Investments          1996      516,924      470,000         30,000(5)         3,788,750            9,500
  and Financial Services              1995      466,924      470,000         22,500(5)          --                  7,844
E.S.W. Tse..........................  1997      352,942      348,824         20,000             --                 44,118
Executive Vice President --           1996      302,942      292,500         22,500(5)         1,732,000        2,901,648
  Life Insurance through              1995      285,000      277,500         15,000(5)          --                 35,625
  May 21, 1997; Vice
  Chairman -- Life Insurance
  thereafter
E.G. Greenberg......................  1997      328,846      310,000         25,000             --                  9,500
Executive Vice President --           1996      256,731      194,000         22,500(5)         1,299,060          --
  Foreign General Insurance           1995      206,923      194,000          7,500(5)          --                --
  through May 21, 1997; President
  and Chief Operating Officer
  thereafter


---------------
(1) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the "SICO Plan") and will not be paid by or charged to AIG. Amounts shown in 1996 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1996 ($72.17), of shares of AIG Common Stock allocated with respect to the January 1, 1995 to December 31, 1996 period but not distributed under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by AIG. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, but none of the individuals named in the Summary Compensation Table is eligible for such early pay-out with respect to units awarded to them. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1997, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1994 with respect to the January 1, 1995 to December 31, 1996 period. The values shown for the year 1996 represent the number of AIG shares allocated to named executive officers as follows: M.R. Greenberg -- 150,000 shares; Tizzio -- 52,500 shares; Matthews -- 52,500 shares; Tse -- 24,000 shares; and E.G. Greenberg -- 18,000 shares. All 1996 share amounts and sale prices are adjusted to reflect the stock split effected as a 50 percent stock dividend in July, 1997.
(2) Amounts shown for Messrs. M.R. Greenberg, Tizzio, Matthews and E.G. Greenberg represent matching contributions under AIG's 401(k) Plan. Amounts shown for Mr. Tse reflect contributions by AIG to the American International Companies (Hong Kong) Staff Provident Plan and, in 1996, includes approximately $2.86 million, which represents the difference between the purchase price and the fair market value of a residential property sold by American International Assurance Company, Limited, a wholly-owned subsidiary of AIG ("AIA"), to Mr. Tse in December 1996. AIA is entitled to repurchase the property at the purchase price plus interest if Mr. Tse leaves AIA's employment prior to retirement at normal retirement age other than upon death, disability, or early retirement with the consent of AIA.
(3) Paid pursuant to the Chief Executive Officer Compensation Plan approved by the Shareholders in May, 1997.
(4) Paid pursuant to the Chief Executive Officer Performance Based Compensation Plan approved by the shareholders in May, 1994.

(5) Adjusted to reflect stock split effected as a 50 percent stock dividend in July, 1997.

     The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 1997 to the five individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, and to all employees.

                             OPTION GRANTS IN 1997


                                                                                      POTENTIAL REALIZABLE VALUE* AT
                                            PERCENTAGE OF                                 ASSUMED ANNUAL RATES OF
                                            TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                                  OPTIONS    GRANTED TO     EXERCISE                            OPTION TERM
                         DATE     GRANTED     EMPLOYEES       PRICE      EXPIRATION   -------------------------------
        NAME           OF GRANT     (1)      DURING 1997    PER SHARE       DATE      5 PERCENT(2)     10 PERCENT(3)
        ----           --------   -------   -------------   ---------    ----------   ------------     -------------
M.R. Greenberg.......   12/8/97    75,000        9.93        $106.50       12/8/07     $ 5,023,296      $ 12,730,018
T.R. Tizzio..........   12/8/97    20,000        2.65         106.50       12/8/07       1,339,546         3,394,671
E.E. Matthews........   12/8/97    20,000        2.65         106.50       12/8/07       1,339,546         3,394,671
E.S.W. Tse...........   12/8/97    20,000        2.65         106.50       12/8/07       1,339,546         3,394,671
E.G. Greenberg.......   12/8/97    25,000        3.31         106.50       12/8/07       1,674,432         4,243,339
All Executive
  Officers of AIG as
  a Group (21
  individuals).......   Various   203,000       26.87         106.32(4)    Various      13,572,804        34,396,150
All Employees........   Various   755,350         N/A         105.79(4)    Various      50,253,436       127,352,010
All Shareholders
  Stock
  Appreciation(5)....    N/A        N/A           N/A         N/A           N/A       4$7.8 billion     $121.2 billion
All Unaffiliated
  Shareholders Stock
  Appreciation(5)....    N/A        N/A           N/A         N/A           N/A       3$4.3 billion     $86.9 billion


---------------

  * Options would have no realizable value if there were no appreciation or if there were depreciation from the price at which the options were granted.

(1) All options were granted pursuant to the 1991 Employee Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.


(2) Appreciated price would be $173.48 per share for the individuals named, $173.18 per share for all executive officers and a weighted average of $172.32 per share for all employees.



(3) Appreciated price would be $276.23 per share for the individuals named, $275.77 per share for all executive officers and a weighted average of $274.39 per share for all employees.


(4) Weighted average exercise price per share.

(5) Calculated using the 699,518,281 shares of AIG Common Stock outstanding at December 31, 1997.

     The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 1997 by the five individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 1997.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1997
                      AND DECEMBER 31, 1997 OPTION VALUES

                                                       NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AT             IN-THE-MONEY OPTIONS
                           SHARES                        DECEMBER 31, 1997        AT DECEMBER 31, 1997(2)
                         ACQUIRED ON      VALUE      -------------------------   -------------------------
         NAME             EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            -----------   -----------   -------------------------   -------------------------
M.R. Greenberg.........    84,375      $7,361,643      542,813/182,812           $42,522,926/$4,845,672
T.R. Tizzio............    16,875       1,509,243      204,938/ 62,187            15,777,394/ 1,925,827
E.E. Matthews..........    21,093       1,302,539      200,718/ 59,375            15,630,853/ 1,741,094
E.S.W. Tse.............     1,687         163,954       83,578/ 48,312            6,020,967/ 1,254,890
E.G. Greenberg.........     2,109         175,045       26,812/ 46,750            1,754,104/   906,719

---------------

(1) Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2) Aggregate market value on December 31, 1997(closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

     The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1996 (with respect to the 1997-1998 period) to the five individuals named in the Summary Compensation Table.

                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996(1)


                    NAME                      NUMBER OF UNITS    PERFORMANCE PERIOD    ESTIMATED FUTURE PAYOUTS
                    ----                      ---------------    ------------------    ------------------------
M. R. Greenberg..............................     10,000           Two years                100,000 shares
T. R. Tizzio.................................      4,000           Two years                 40,000 shares
E. E. Matthews...............................      3,000           Two years                 30,000 shares
E.S.W. Tse...................................      2,000           Two years                 20,000 shares
E. G. Greenberg..............................      2,000           Two years                 20,000 shares


------------

(1) Awards represent grants of units under the SICO Plan described in Note 1 to the Summary Compensation Table with respect to the two-year period from January 1, 1997 through December 31, 1998. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 1997-1998 period and the value of such shares cannot be determined at this time. The number of shares shown under "Estimated Future Payouts" represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1997-1998 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1997-1998 period were the same as those used to allocate the shares of AIG Common Stock for the 1995-1996 period. As noted in the description of the SICO Plan in Note 1 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age.

     In order to facilitate the performance of their management responsibilities, AIG provides to the individuals named in the Summary Compensation Table automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table. See footnote 2 to the Summary Compensation Table for a discussion of Mr. Tse's purchase of a residential property from AIA. In connection with his employment and relocation to New York, AIG has paid certain expenses involved with Mr. Wisner's purchase of a cooperative apartment and provided credit support for his mortgage. During 1997, Mr. Martin Sullivan, an executive officer, held a mortgage loan from AIG in connection with his relocation from London to New York. The maximum amount of such loan outstanding during 1997 and at January 31, 1998 was $285,375 at an interest rate of 5.73 percent per annum.

     Messrs. E.G. Greenberg, M.R. Greenberg, Matthews, Smith, Tizzio and Tse or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table.

     AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 1998 is approximately $2,275,000.

PENSION BENEFITS

     Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ("Original Pension Plan"). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ("Current Retirement Plan") was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's "covered compensation" (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.75% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.425% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

     As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

     The AIG savings plan ("401(k) Plan") for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

     Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and the Supplemental Plan are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                  TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE                  ---------------------------------------------------
FINAL COMPENSATION                   10 YEARS          15 YEARS          20 YEARS
------------------                ---------------   ---------------   ---------------
  $  125,000....................  $        13,896   $        28,896   $        43,896
  $  150,000....................           19,896            37,896            55,896
  $  175,000....................           25,896            46,896            67,896
  $  200,000....................           31,896            55,896            79,896
  $  225,000....................           37,896            64,896            91,896
  $  250,000....................           43,896            73,896           103,896
  $  300,000....................           55,896            91,896           127,896
  $  375,000....................           73,896           118,896           163,896
  $  400,000....................           79,896           127,896           175,896
  $  500,000....................          103,896           163,896           223,896
  $  750,000....................          163,896           253,896           343,896
  $1,000,000....................          223,896           343,896           463,896
  $1,375,000....................          313,896           478,896           643,896

                          TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE    ---------------------------------------------------------------------
FINAL COMPENSATION     25 YEARS          30 YEARS          35 YEARS          40 YEARS
------------------  ---------------   ---------------   ---------------   ---------------
  $  125,000......  $        58,896   $        58,896   $        58,896   $        58,896
  $  150,000......           73,896            73,896            73,896            73,896
  $  175,000......           88,896            88,896            88,896            88,896
  $  200,000......          103,896           103,896           103,896           103,896
  $  225,000......          118,896           118,896           118,896           118,896
  $  250,000......          133,896           133,896           133,896           133,896
  $  300,000......          163,896           163,896           163,896           163,896
  $  375,000......          208,896           208,896           208,896           208,896
  $  400,000......          223,896           223,896           223,896           223,896
  $  500,000......          283,896           283,896           283,896           283,896
  $  750,000......          433,896           433,896           433,896           433,896
  $1,000,000......          583,896           583,896           583,896           583,896
  $1,375,000......          808,896           808,896           808,896           808,896

------------
     With respect to the individuals named in the Summary Compensation Table, other than Mr. Tse, their respective years of credited service (under both plans) through December 31, 1997 are as follows: M.R. Greenberg--37 years; Tizzio--29.7 years; Matthews--24.2 years; and E.G. Greenberg--15.2 years. Pensionable salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to supplementary bonuses or overtime pay. For such named individuals, pensionable salary during 1997 was as follows:
M.R. Greenberg--$1,000,000; Tizzio--$557,029; Matthews--$567,329; and E.G.
Greenberg--$330,000.

     During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. Greenberg, Matthews and Tizzio were participants in the Supplemental Plan at December 31, 1997.

Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to most Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation.

     Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by AIG vary based on employee service. During 1997, AIG contributed 12.5 percent of Mr. Tse's pensionable salary of $352,942 to the plan based on his 36.6 years of service.

CERTAIN TRANSACTIONS

     Certain transactions in 1997 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

                                                                    SICO            STARR
                                                                    AND              AND
                                                                SUBSIDIARIES    SUBSIDIARIES
                                                                ------------    -------------
                                                                       (in thousands)
AIG and Subsidiaries Paid:
  For production of insurance business*.....................    $        --     $      46,200
  For services (at cost)**..................................          1,200                --
  Rentals...................................................          3,900                35
AIG and Subsidiaries Received:
  For services (at cost)**..................................            800             9,900
  Rentals...................................................            100             4,000

------------
 *From these payments, which constituted approximately 38% of Starr's gross revenues for the year, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid at terms available to unaffiliated parties, and represent approximately 0.2% of the gross revenues of AIG.

**These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Compensation Committee, currently comprised of Messrs. Cohen, Conable and Hoenemeyer, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option plans.

     In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Stock Option and Compensation Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry (which includes companies in addition to those in the peer group used for the performance graph presented below) while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies; the level of individual contribution by these senior officers to the performance of AIG, and, in the case of the Chief Executive Officer, his compensation as a percentage of net income. In determining 1997 compensation, the Committee did not use a specific formula in evaluating the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants but believes that such compensation is commensurate with the services rendered. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation. With respect to the Chief Executive Officer, the bonus was determined based upon 1997 performance goals established by the Committee pursuant to a performance-based compensation plan (the "1997 Plan") adopted and approved by the shareholders in 1997. The 1997 performance goals utilized both return on equity and net income as such terms are defined in the 1997 Plan.

     AIG's after-tax return on equity (excluding capital gains) was 13.6 percent for 1996 and 14.1 percent for 1997. The average after-tax return on equity (excluding capital gains) of AIG's peer group, which is the same as the peer group used for the performance graph presented below, was reported by Conning & Company, a leading insurance research and asset management company, to be 9.4 percent for 1996 and estimated by Conning to be 11.3 percent for 1997, respectively. AIG evaluates underwriting performance on the basis of the combined ratio (which is the sum of the statutory loss ratio and the statutory expense ratio), a measure of underwriting performance commonly used by property and casualty insurers. AIG's property and casualty underwriting performance for 1996 and 1997, as measured by its combined ratio, exceeded that of AIG's peer group. AIG's combined ratios for 1996 and 1997 were 96.47 and 96.20, respectively, while those for its peer group averaged 106.6 and 103.8, respectively. The total compensation of the Chief Executive Officer for 1997 represented approximately .14 percent of net income of AIG for that year. The cash compensation for the executive officers included in the Summary Compensation Table ranked at approximately the 70th percentile when compared to the compensation of executives of the companies included within the peer group for 1996, the last year for which comparable information is publicly available.

     As part of its consideration of the Chief Executive Officer's compensation, the Committee also reviewed the activities and accomplishments of the Chief Executive Officer in promoting the long-term interests of AIG through participation in the debate on the future of the financial services and insurance industries, in discussions on trade relations and international affairs and in other similar endeavors.

     On the basis of the general factors set forth above, the Committee determined in 1996 the base salaries and participation in the supplementary bonus program for 1997 and bonuses for 1996 performance, and in 1997, the base salaries and participation in the supplementary bonus program for 1998 and the bonuses for 1997 performance.

     The Committee has recognized, in making these compensation determinations, that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

     Section 162(m) of the Internal Revenue Code (the "Code") denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. It is currently the intention of AIG that all compensation for the Chief Executive Officer in excess of $1,000,000 will be performance-based and therefore will be deductible in accordance with Section 162(m). Bonus payments to the Chief Executive Officer for 1997 pursuant to the 1997 Plan will be deductible by AIG for federal income tax purposes.

     No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director of AIG and certain of its subsidiaries or as a committee member of a committee of directors.

                                         Stock Option and Compensation Committee
                                               American International Group,
Inc.

                                               Marshall A. Cohen
                                               Barber B. Conable, Jr.
                                               Frank J. Hoenemeyer

PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1992 to December 31, 1997) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the "Peer Group") consisting of seven multi-line or property/casualty insurance companies to which AIG has traditionally compared its business and operations: Chubb Corporation, CIGNA Corporation, CNA Financial Corporation, General Re Corporation, ITT Hartford Group, Inc., The St. Paul Companies and USF& G Corporation. The Performance Graphs for the years prior to 1996 included Aetna Life & Casualty Company, which was acquired by The Travelers Corporation. ITT Hartford Group, Inc. was not included in the Performance Graphs for years prior to 1996 because prior to becoming a publicly-traded company in December 1995, it was included in ITT Corporation, and AIG did not believe that ITT Corporation was comparable to AIG in its overall business and operations. In light of the lack of any historical trading information with respect to ITT Hartford Group, Inc., the addition of ITT Hartford Group, Inc. to the peer group had no impact on the returns set forth below, other than on the returns for the years ended December 31, 1996 and 1997. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                       FIVE YEAR CUMULATIVE TOTAL RETURNS

                  VALUE OF $100 INVESTED ON DECEMBER 31, 1992

          MEASUREMENT PERIOD                 AMERICAN
        (FISCAL YEAR COVERED)           INTERNATIONAL GROUP      S&P 500 INDEX          PEER GROUP
DEC-92                                        100.00                100.00                100.00
DEC-93                                        113.97                110.08                 96.02
DEC-94                                        127.88                111.53                 99.94
DEC-95                                        181.79                153.45                139.73
DEC-96                                        213.52                188.68                160.98
DEC-97                                        322.71                251.63                215.78

 II. APPROVAL OF A PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

     Your Board of Directors recommends that the shareholders approve a proposal to amend the Restated Certificate of Incorporation, as amended, of AIG (the "Certificate") to increase the authorized shares of AIG Common Stock from 1,000,000,000 shares to 2,000,000,000 shares.

     At January 31, 1998, there were 699,418,258 shares of AIG Common Stock outstanding, and an additional 59,703,247 shares of AIG Common Stock were held in AIG's treasury or by AIG subsidiaries. If the amendment is adopted, approximately 1,241,000,000 shares of AIG Common Stock would be authorized and unissued. At December 31, 1997, there were 6,387,725 shares of AIG Common Stock reserved for issuance pursuant to exercise of stock options under the various AIG option plans and exercise of purchase privileges under the AIG Employee Stock Purchase Plan. There are no pre-emptive rights relating to the AIG Common Stock. Except to the extent that AIG may issue the shares of AIG Common Stock reserved therefor pursuant to its stock purchase and stock option plans, AIG has not entered into any agreements or understandings, and has no present plans, for the issuance of additional shares of AIG Common Stock, but wishes to have such shares available for future issuances as the need may arise. No further shareholder approval would be required prior to the issuance of the additional shares authorized by this amendment.

     The Board's purpose in proposing the increase in the number of authorized shares of AIG Common Stock is to have shares available for future issuances from time to time as and when the Board determines that such issuances may be desirable. The Securities and Exchange Commission requires AIG to discuss how such shares could be used to make it more difficult to effect a change in control of AIG. For example, the additional shares of AIG Common Stock could be used to dilute the stock ownership of a person seeking to obtain control of AIG or could be privately placed with purchasers who would support the Board in opposing a hostile takeover attempt. This proposal to amend the Certificate is not in response to any effort of which AIG is aware to accumulate AIG Common Stock or obtain control of AIG, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. The Board does not presently contemplate recommending the adoption of any other amendments to the Certificate which could be construed to affect the ability of third parties to acquire or change control of AIG.

     In addition to AIG Common Stock, under the current Certificate AIG is authorized to issue 6,000,000 shares of Serial Preferred Stock, par value $5.00 per share, in such series and with such terms as the Board may approve. As of the date of this Proxy Statement, there were no shares of such Serial Preferred Stock outstanding.

     Approval of this amendment of the Restated Certificate of Incorporation requires approval by a majority of the shares of AIG Common Stock entitled to vote thereon. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.

     Your Board of Directors recommends a vote FOR the proposal to approve this Amendment.

                         III.  SELECTION OF ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the employment of Coopers & Lybrand L.L.P. as independent accountants of AIG for 1998. That firm has no direct or indirect financial interest in AIG or any of its parents or subsidiaries. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     Approval of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote FOR the proposal to employ Coopers & Lybrand L.L.P.

                           IV.  SHAREHOLDER PROPOSAL

     The Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202, which states that it owns 142,462 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

         "AMERICAN INTERNATIONAL GROUP INDEPENDENT NOMINATING COMMITTEE

WHEREAS, American International Group has, as a practical matter, no Nominating Committee, the full Board acting on the recommendation of the Executive Committee, most of whom are top management officials of American International Group;

WHEREAS, we believe our company would benefit from the leadership of directors who have been nominated through an independent process;

WHEREAS, two of the three elected to the Board since 1996 have been employees of the company;

WHEREAS, we believe the creation of a Nominating Committee composed of independent directors would strengthen the possibility of having directors who will bring a fresh and independent viewpoint when needed to the deliberations of our Board;

THEREFORE, resolved that the Board of Directors create a Nominating Committee of at least four members. All members of the Nominating Committee shall be independent directors who:

          1. have not been an executive of the company or its affiliates during the last five years.

          2. is not, and have not been, a member of a company that is one of the company's paid advisors or consultants.

          3. is not employed by a significant customer or supplier.

          4. do not, and did not, have a personal services contract with the company.

          5. are not employed by a tax-exempt organization that receives significant contributions from the company.

          6. are not a relative of any management of the company.

          7. are not officers of a corporation on which the Chairman, CEO, President, or any other officer of American International Group serves as directors.

                              SUPPORTING STATEMENT

     We believe that directors who are free of any relationships which might influence or preclude their ability to exercise oversight of management and operations when needed are beneficial to a corporation. Such independence can serve the shareholders in numerous ways including resolution of conflicting views within management, or raising financial, public policy or issues of corporate policy and practice, such as equal employment opportunity and workforce diversity, which need addressing.

     Corporate leaders and institutional investors recognize the value of independence. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

     A Nominating Committee composed solely of independent directors would remove any question that candidates for the Board had been selected only by the current management. The use of the AIG Executive Committee, most of whose members are current management, to initially screen possible Board members may result in a Board with independent, impartial directors. This is not guaranteed, however. The adoption of this proposal would establish an unclouded process and insure that candidates are proposed through a thoroughly independent, objective process. We ask for your support."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. Your current Board and its predecessors have led AIG to prosperity and growth in value for all shareholders; AIG's long-term performance has consistently outpaced that of its competitors. Your Board of Directors does not believe that there would be any demonstrable improvement in the composition of the Board or the performance of AIG if the proposal were to be adopted. Your Board of Directors stresses the complete participation of all members in the Board decision-making process, without distinction based on employee or independent status. Your Board believes that the views of management are critically important to the nominating process at AIG, where management directors have substantial personal ownership of AIG shares and their interests as shareholders are entirely consistent with those of nonaffiliated shareholders. There is no justification for excluding this substantial interest from the nominating process. Because in practice your Board serves as a committee of the whole in determining nominees for membership, the views of the independent directors, who comprise a majority of the Board, are well represented. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. In sum, your Board of Directors believes that its existing policies and practices with respect to the nominating process have resulted in significant benefit to both AIG and its shareholders, and that the suggested changes are neither necessary nor appropriate. Therefore, your Board of Directors urges a vote against this proposal.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

                            V.  SHAREHOLDER PROPOSAL

     Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York 10017-5704, which states that it owns 16,650 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Congregation of the Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, Texas 78704-4322; the Domini Social Equity Fund, 6 St. James Avenue, Boston, Massachusetts 02116; the Sisters of Charity of the Incarnate Word Health Care System, 2600 North Loop

West, Houston, Texas 77092; the Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011; the Women's Equity Mutual Fund, 625 Market Street, San Francisco, California 94105; the Sisters of Notre Dame de Namur, California Province, 14800 Bohlman Road, Saratoga, California 95070-6399; the Sisters of the Presentation, 2340 Turk Boulevard, San Francisco, California 94118-4340; the Sisters of St. Dominic, Congregation of the Most Holy Name, 1520 Grand Avenue, San Rafael, California 94901-2236; the Women's Division of the General Board of Global Ministries of the United Methodist Church, 475 Riverside Drive, New York, New York 10115; and United States Trust Company Boston, 40 Court Street, Boston, Massachusetts 02108, who state that they hold 750 shares, 59,600 shares, 32,875 shares, 150 shares, 862 shares, 4,218 shares, 964 shares, 600 shares, 15,955 shares and over 58,000 shares, respectively, of AIG Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Christian Brothers Investment Services, Inc. The text of the resolution and the supporting statement submitted by the sponsors are as follows:


                          "BOARD INCLUSIVENESS REVIEW

     We believe that our Board of Directors needs to be more representative of shareholders and reflect a diverse population, workforce and marketplace so our company can remain competitive. The loss of $170 million in the Texaco discrimination settlements and other lawsuits like Shoney's, Denny's, State Farm and Publix are a few examples that demonstrate a greater need for expanded diversity on Board of Directors.

     Minorities held only 4 percent of board seats in 878 of the largest public companies in 1996, according to the publication, The Directorship. White males hold the vast majority of senior management jobs, 97 percent of senior managers in the 1995 Fortune 500 were white and 95 percent were male according to the Glass Ceiling Commission report.

     In November 1996, a Blue Ribbon Commission of the National Association of Corporate Directors released New Standards for Board Professionalism -- a sweeping set of recommendations for a professional boardroom culture. One urged boards to "seriously consider . . . the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience . . . can bring to the boardroom."

     A 1996 survey by Chief Executive magazine and Heidrick & Struggles found that 44 percent of 709 corporate respondents were actively planning to change their board composition in the near future.

     Robert Campbell, CEO of Sun Oil, stated in The Wall Street Journal on August 12, 1996 that, "Often what woman or minority person can bring to the board is some perspective a company has not had before--adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all white-male gathering. They can also be inspirational to the company's diverse workforce."

     W.R. Grace's 1996 proxy states their Board ". . . recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. The Board also recognizes that it is in a unique position to "set the tone at the top" and to demonstrate its belief that diversity makes good business sense."

     Therefore be it resolved shareholders request that the Board of Directors prepare at reasonable expense, a report by September, 1998 on the company's efforts for selecting a high-performance and inclusive board which will assist the shareholders and the company by including:

     1. A policy statement committing the company to board inclusiveness, a program of steps, and the timeline to move further in that direction.

     2. The Board issue a report by September 1998 summarizing information and efforts to increase the diversity:

        a) breakdown of minority and women in the ranks of senior executives

        b) breakdown of our board of directors by race and gender

        c) breakdown of our board of directors nominating, compensation and executive committees by race and gender

        d) a performance report of our executive board search firms on diversity

        e) how our company compares within its industry"

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. In the selection of candidates for Board membership, your Board seeks to select and recommend the best qualified persons based upon their individual talents, experience and abilities without regard to race, religion, national origin or gender. In your Board of Directors' judgment, providing reports or establishing formalistic procedures and arbitrary deadlines would not enhance the current Board selection process and would therefore not serve shareholder interests.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

              VII.  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING


     All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 8, 1998.


                              VII.  OTHER MATTERS


     Your Board of Directors knows of no other matters to be presented at the meeting. If the proposal relating to the preparation of a report on global warming that was excluded from this Proxy Statement in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the persons named in the accompanying proxy form will use their discretionary authority to vote the proxies against such proposal. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.


INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Stock Option and Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

     AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                      (This page intentionally left blank)

                      (This page intentionally left blank)

P R O X Y

                       AMERICAN INTERNATIONAL GROUP, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 20, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints M.R. Greenberg, Edward E. Matthews and Thomas R. Tizzio, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at Eighth Floor, 72 Wall Street, New York, New York 10270, on Wednesday May 20, 1998 at 11:00 a.m., and all adjournments thereof, as follows:


                                             (change of address/comments)

                                           _________________________________

                                           _________________________________

                                           _________________________________
                                           (if you have written in the above
                                            space, please mark the corres-
                                            ponding box on the reverse side
                                            of this card)

                                                          _____________
                                                         |             |
          PLEASE MARK, DATE AND SIGN THIS PROXY ON THE | SEE REVERSE | REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED | SIDE |
POSTAGE PREPAID ENVELOPE.                                |_____________|

 ____
|    |  Please mark your                                          |
| X  |  votes as in this                                          |     2742
|____|     example.                                               |______

Unless otherwise marked, the proxies are appointed with authority to vote "FOR" all nominees for election, "FOR" Item 2 and Item 3,
"AGAINST" Item 4 and Item 5, and in their discretion to vote upon matters that may properly come before the meeting.
 ______________________________________________________________________________
| The Board of Directors recommends a vote "FOR" all nominees in Item 1, and   |
|                               "FOR" Items 2 and 3.                           |
|______________________________________________________________________________|
|                                                                              |
|                                                      WITHHELD       EXCEPT-  |
|                                             FOR      AUTHORITY       IONS*   |
|1. Election as Directors of the following                                     |
|   identified in the Proxy Statement:       [   ]       [   ]         [   ]   |
|                                                                              |
|  M. Aidinoff, L. Bentsen, P. Chia,                                           |
|  M. Cohen, B. Conable, M. Feldstein,                                         |
|  L. Gonda, E. Greenberg, M. Greenberg,                                       |
|  C. Hills, F. Hoenemeyer, E. Matthews,                                       |
|  D. Phypers, H. Smith, T. Tizzio, E. Tse,                                    |
|  F. Wisner                                                                   |
|                                                                              |
|                                                                              |
|  *INSTRUCTION:  To withhold authority to                                     |
|   vote for any of the foregoing individuals,                                 |
|   mark the exceptions box. Write the name(s)                                 |
|   on the following line.                                                     |
|                                                                              |
|                                                                              |
|   ________________________________________                                   |
|                                                                              |
|                                                                              |
|2. Approval of Amendment of Restated Certificate    FOR    AGAINST    ABSTAIN |
|   of Incorporation                                                           |
|                                                    [  ]     [  ]      [  ]   |
|                                                                              |
|                                                                              |
|3. Appointment of Independent Accountants           [  ]     [  ]      [  ]   |
|______________________________________________________________________________|

 ______________________________________________________________________________
|       The Board of Directors recommends a vote "AGAINST" Items 4 and 5       |
|______________________________________________________________________________|
|                                                                              |
|4. Shareholder Proposal Described in the                                      |
|   Proxy Statement                                  [  ]     [  ]      [  ]   |
|                                                                              |
|                                                                              |
|5. Shareholder Proposal Described in the            [  ]     [  ]      [  ]   |
|   Proxy Statement                                                            |
|______________________________________________________________________________|

If you have noted either an Address Change or made           [  ]
Comments on the reverse side of the card, mark here.

                                              Please Sign, Date and Return the
                                                Proxy Card Promptly Using the
                                                     Enclosed Envelope.



SIGNATURES(S) ________________________________________ DATE __________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.